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EXHIBIT 99.1

FEMONE, INC. REPORTS 72% SALES INCREASE OVER FOURTH QUARTER 2004

CARLSBAD, Calif., April 11, 2005-- FemOne, Inc. a publicly held Nevada corporation (BULLETIN BOARD: FEMO) reported consolidated revenues for the quarter ended March 31, 2005 of approximately $1,600,000, a 72% increase in revenues over the fourth quarter of 2004. These estimated consolidated revenues for the quarter ended March 31, 2005 compared to the quarter ended March 31, 2004, show an increase of approximately 600% over 2004. Ray W. Grimm, CEO of FemOne, Inc., announced that the rapid growth of FemOne's technology division -- BioPro Technology -- added considerable momentum over the past quarter. "Our new BioPro Technology division and its bioenergetically enhanced products such as the BIOPRO EMF-Harmonization Chip and the BIOPRO Qlink have really created a buzz domestically and internationally. Over the last few months, we have had some very experienced and influential industry-leaders join our sales force," says Grimm. With the rapid influx of BioPro Managers joining the business, the company expects another solid performance in the second quarter of 2005."

The information contained in this press release should be read in connection with the Company's Annual Report on Form 10-KSB for the year ended December 31, 2004, containing the Report from the Company's Independent Registered Public Accounting Firm and information necessary for an understanding of the Company.

About FemOne, Inc.

FemOne, Inc. (BULLETIN BOARD: FEMO) , based in Carlsbad, California is sales and marketing company with distribution in the United States, Canada, Australia and New Zealand. More information about FemOne and its products can be found on the company's web sites at www.femone.com or www.bioprotechnology.com, by e-mail at FEMOIR@femone.com or by calling FemOne Inc. at (760) 448-2498.

Any statements made in this press release which are not historical facts contain certain forward-looking statements, as such term is defined in the Private Litigation Reform Act of 1995, concerning potential developments affecting the business, prospects, financial condition and other aspects of the company to which this release pertains. The actual results of the specific items described in this release, and the company's operations generally, may differ materially from what is projected in such forward-looking statements. Although such statements are based upon the best judgments of management of the company as of the date of this release, significant deviations in magnitude, timing and other factors may result from business risks and uncertainties including, without limitation, the company's dependence on third parties, general market and economic conditions, technical factors, the availability of outside capital, receipt of revenues and other factors, many of which are beyond the control of the company. The company disclaims any obligation to update information contained in any forward-looking statement.

These forward looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievement expressed or implied by such forward looking statements. In some cases, you can identify forward looking statements by terminology such as "may," "will," "should," "could," "intend," "expects," "plan," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms or other comparable terminology. Although we believe that the expectations reflected in the forward looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements.